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                                                                    EXHIBIT 99.3

PacifiCare
Health Systems
                                                       3120 LAKE CENTER DRIVE
                                                     SANTA ANA, CALIFORNIA 92704
                                                         TEL (714) 825-5200

NEWS RELEASE
--------------------------------------------------------------------------------

                            CONTACT: Marie K. Connell         Susan Berkel
                                     Public Relations         Investor Relations
                                     714/825-5121             714/825-5226

FOR IMMEDIATE RELEASE

                   PACIFICARE HEALTH SYSTEMS ANNOUNCES NEW CEO

          ROBERT O'LEARY TO SUCCEED ALAN R. HOOPS AS PRESIDENT AND CEO

         SANTA ANA, CA, JUNE 22, 2000 - PacifiCare Health Systems Inc. (Nasdaq:
PHSY) Chairman David A. Reed is announcing today that its board of directors has approved the appointment of Robert W. O'Leary, 56, as president and chief executive officer of the $10 billion managed health services company. The announcement will be made at PacifiCare's annual shareholders meeting in Santa Ana. O'Leary, who reached an agreement with PacifiCare on Monday, June 19, will report to the company's Santa Ana offices to assume his responsibilities full-time on Monday, July 17.

         O'Leary replaces Alan R. Hoops, 52, who announced his plans to step down as company president and CEO earlier this year. A 35-year veteran of the health care industry, O'Leary was previously chairman of Premier Inc., a nationwide alliance of hospitals and health care systems, representing one-third of the United States health care market. It is based in San Diego. Hoops had served as head of PacifiCare since April 1993. Upon his retirement, Hoops will serve as a consultant to PacifiCare, assisting in the transition to new leadership.


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PacifiCare New CEO & President
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         "Rob is the ideal leader to take the helm at PacifiCare," said Reed.
"He has led both nonprofit and for-profit organizations and worked with doctors, hospitals and medical suppliers. He is well-versed in every aspect of the health care industry.

         "O'Leary's experience with strategic planning, e-commerce, acquisitions and mergers will provide valuable leadership, and we expect him to strengthen PacifiCare's existing operations and develop new diversified ventures," Reed added.

         "PacifiCare is one of the most established companies in the health care field, and it has exciting prospects for the future," O'Leary said. "It's already number one in many markets and has established itself as the largest and leading player in the Medicare+Choice market. I look forward to joining the senior management team and moving the company forward as it defines the next generation of health care in America."

         "I have been very fortunate to lead PacifiCare during a time of tremendous growth and change," said Hoops. "When I began thinking about my retirement, my goal was to leave PacifiCare in good shape and allow the new leadership to set a course that would further our success. I believe we have done that, and Rob O'Leary is an excellent choice as my successor. Equally important, Rob should fit well with the PacifiCare culture - a true asset of this company. He is committed to our vision and values."

         Prior to joining Premier Inc., O'Leary was chairman and chief executive officer of American Medical International, Voluntary Hospitals Association Inc.
(VHA) and Orange County, California-based St. Joseph's Health System.


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PacifiCare New CEO & President
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         O'Leary holds a juris doctor from Suffolk University Law School,
Boston, and received an honorary doctor of laws from the university in 1995. He has a bachelor of science degree in public health from the University of Massachusetts, Amherst, and a master's in public administration from the Graduate School of Public Affairs, State University of New York, Albany.

         The search for this position was conducted by New York-based TMP Worldwide Executive Search, a worldwide leader in executive recruitment.

         PacifiCare Health Systems Inc. is one of the nation's largest health care services companies. Primary operations include managed care products for employer groups and Medicare beneficiaries in nine states and Guam serving about 4 million members. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services, pharmacy benefit management and Medicare+Choice management services.

                                      # # #

Some of the statements contained in this press release are not historical facts and are forward-looking statements within the meaning of the Federal securities laws, and may involve a number or risks and uncertainties. Forward-looking statements include, but are not limited to our expectation that PacifiCare's existing operations will strengthen and we will develop new diversified ventures and our outlook on our future prospects. Important factors that could cause results to differ materially from those expected by management include, but are not limited to, the risk that we will fail to develop new ventures that diversify our risk, increase our growth rates and generate future earnings, failure to achieve expected membership growth due to premium increases, market exits or other factors, an unfavorable pricing environment, failure to continue current cost control and pricing strategies or to implement planned changes, actual medical claims results differing from current estimates, provider financial problems or bankruptcy, inability to achieve expected efficiencies in operations or effectively control health care costs, new regulations or laws relating to capitation, Medicare reimbursement formulas, benefit mandates, service, utilization management, provider contracts and similar matters, failure to favorably resolve purported class-action lawsuits, availability of internally generated cash to fund common stock repurchases and repay debt, and failure to successfully integrate health plan or membership acquisitions. Additional information on factors, risks and uncertainties that could potentially affect our financial results may be found in documents we file with the Securities and Exchange Commission including our March 31, 2000 Form 10-Q.